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                                                                     EXHIBIT 4.5

                    WAIVER AND AMENDMENT dated as of March 29, 1999 (this
               "Amendment"), to each of the Credit Agreement dated as of November 23, 1998 (the "Credit Agreement"), among ALLIANT TECHSYSTEMS INC. (the "Borrower"), the Lenders party thereto and THE CHASE MANHATTAN BANK, as administrative agent, and the Amended and Restated Credit Agreement dated as of November 23, 1998 (the "Continuing Credit Agreement", and together with the Credit Agreement, the "Credit Agreements"), among ALLIANT TECHSYSTEMS INC., the Lenders party thereto and THE CHASE MANHATTAN BANK, as administrative agent.

     The Borrower has by its Memorandum for Lenders dated March 23, 1999 (the "Memorandum") requested that certain provisions of the Credit Agreements be waived or amended as set forth herein and the Lenders are willing so to waive and amend the Credit Agreements on the terms and subject to the conditions set forth herein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreements or the Memorandum, as applicable.

     Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Waivers and Amendments. (a) Notwithstanding any provision of the Credit Agreements or the Security Documents to the contrary, no Loan Party shall be required to pledge any Aerospace Note held by it under any Security Document.

     (b)  The definition of "Consolidated Interest Charges" set forth in Section
1.01 is hereby amended by inserting at the end thereof the following phrase:

                    ", but excluding interest charges on (i) intercompany
               Indebtedness between Wholly-Owned Consolidated Subsidiaries of the Borrower that are Subsidiary Loan Parties or between the Borrower and a Wholly-Owned Consolidated Subsidiary of the Borrower that is a Subsidiary Loan Party and (ii) the Aerospace Notes described in the Borrower's Memorandum for Lenders dated March 23, 1999"

     (c) Section 5.04 of each Credit Agreement is hereby amended by inserting at the end thereof the following sentence:

               "Notwithstanding anything to the contrary in this Agreement, (a) Alliant Assurance Ltd. will not conduct any business other than providing insurance or self-insurance for the businesses of the Borrower and the Subsidiary Loan Parties and (b) any cash held at any time by Alliant Assurance Ltd. that is in excess of its projected 45 day cash requirements will be lent to the Borrower under an intercompany note pledged under the Pledge Agreement or will be dividended to the Borrower."

     (d) Section 6.01 of each Credit Agreement is hereby waived to the extent required to permit Alliant Assurance Ltd. to be the holder of Aerospace Notes.
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     (e)  Section 6.04(a) of each Credit Agreement is hereby waived to the extent required to permit the Investments in Alliant Assurance described in the Memorandum, including for purposes of Section 6.03(b)(vii) of each Credit Agreement.

     (f) The definition of "Obligations" set forth in section 1.01 of each Credit Agreement is hereby replaced in its entirety by the following:

               "Obligations" means the "Secured Obligations", as defined in the Security Agreement.

     SECTION 2.  Conditions to Effectiveness.   This Waiver and Amendment shall
become effective on the date (the "Effective Date") that the Administrative Agent shall have received counterparts of this Waiver and Amendment that, when taken together, bear the signatures of the Borrower and the Required Lenders under each Credit Agreement.

     SECTION 3. Effect of Waiver and Amendment. Except as expressly set forth herein, this Waiver and Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Borrower under either Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in either Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in either Credit Agreement or any other Loan Document in similar or different circumstances. This Waiver and Amendment shall apply and be effective only with respect to the provisions of the Credit Agreements and the Security Documents specifically referred to herein. This Waiver and Amendment shall constitute a "Loan Document" under each Credit Agreement.

     SECTION 4. Counterparts. This Waiver and Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Waiver and Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

     SECTION 5. Applicable Law. THIS WAIVER AND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 6. Headings. The headings of this Waiver and Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Waiver and
Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.


                                 ALLIANT TECHSYSTEMS INC.

                                  by

                                  ______________________________
                                  Name:
                                  Title:



                                 THE CHASE MANHATTAN BANK,
                                 individually and as Administrative Agent,

                                  by

                                    ____________________________
                                    Name:
                                    Title:


                    LENDER:       ______________________________

                                  by

                                    ____________________________
                                    Name:
                                    Title: